Exhibit 99.3

[Form of Investment Agreement]

AMONG

HSBC BANK PLC

THE INVESTORS
named in Schedule 1 hereto

and

GENESYS S.A.

INVESTMENT AGREEMENT

Dated as of [   ] January 2006

1.22	Foreign Issuer	12

1.23	No Directed Selling Efforts	12

1.24	No Registration Rights	12

1.25	No Labor Disputes	12

2.	SALE AND DELIVERY TO THE INVESTORS; CLOSING	13

2.1	Company’s Obligations with respect to the EGM for the Reserved Capital Increases	13

2.2	Each Investor’s Obligation to Vote in Favor of the Reserved Capital Increase for the Other Investors	13

2.3	Subscription to the Unsubscribed Shares by the Investors	13

2.4	Limitations on Resale of Shares by the Investors	13

2.5	Payment and Delivery	14

2.6	Commissions	14

3.	COVENANTS	15

3.1	Compliance with Securities Regulations	15

3.2	Filing of Amendments	15

3.3	Delivery of Offering Documents	15

3.4	Continued Compliance with Securities Laws of the Relevant Jurisdictions	16

3.5	Rule 158 Earnings Statement	16

3.6	Delivery of Annual Reports	16

3.7	Filings with Stock Market Authorities	16

3.8	Approvals	17

3.9	Taxes	17

3.10	Use of Proceeds	17

3.11	Euronext Listing	17

4.	PAYMENT OF EXPENSES	17

4.1	Expenses	17

4.2	Termination of Agreement	17

5.	CONDITIONS OF HSBC’S AND THE INVESTORS’ OBLIGATIONS	18

5.1	Effectiveness of Registration Statement	18

5.2	Assumption of Debt Obligations	18

5.3	Opinion of Counsel for the Company	18

5.4	Opinion of Counsel for HSBC and the Investors	18

5.5	Accountants’ Comfort Letter	18

5.6	Bring-down Comfort Letter	19

5.7	Listings	19

5.8	Vote at the EGM in Favor of the Reserved Capital Increases.	19

5.9	Certificates of the Company	19

5.10	Termination of Agreement	19

6.	INDEMNIFICATION	19

6.1	Indemnification of HSBC and each Investor by the Company	19

6.2	Indemnification of the Company by HSBC and each Investor	21

6.3	Actions against Parties: Notification	21

6.4	Settlement without Consent if Failure to Reimburse	22

7.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY	22

8.	TERMINATION OF AGREEMENT	22

8.1	Termination: General	22

8.2	Liabilities	23

9.	NOTICES	23

10.	PARTIES: SUCCESSORS	24

11.	TIME	24

12.	GOVERNING LAW	24

13.	CONSENT TO JURISDICTION	24

14.	JUDGMENT CURRENCY	24

15.	EFFECT OF HEADINGS	25

SCHEDULE 1	28

INVESTMENT AGREEMENT, dated as of [30] January 2006, between (i) HSBC Bank plc, a company duly organized and existing under the laws of England whose registered office is at 8 Canada Square, London E14 5HQ and is registered under number 14259 (“HSBC”), (ii) the Investors named in Schedule 1 hereto (each an ”Investor” and, collectively, the ”Investors”), for whom HSBC is acting as representative (in such capacity, the ”Representative”), and (iii) Genesys S.A., a French société anonyme whose registered office is at l’Acropole, 954-980 avenue Jean Mermoz, 34000 Montepellier and is registered under number 339 697 021, RCS (the ”Company”) (the Company, HSBC and each Investor a ”Party” and, collectively, the ”Parties”).

INTRODUCTION

(A)        Shareholders Authorization for Capital Increase

Pursuant to a resolution adopted by the shareholders of the Company at the General Shareholders Meeting held on 28 June 2005 (the ”Shareholders Resolution”), the Board of Directors of the Company has been authorized, for a period of 26 months from such date, (i) to increase the equity capital of the Company, by issuing, with preferential subscription rights, shares and/or other securities giving access thereto, on one or more occasions up to a total amount of equity capital equal to 100,000,000 euro in accordance with article L. 225-129 of the French Code de Commerce, and (ii) to determine the terms and conditions of such issuances of securities.

(B)         The Warrants Offering

Pursuant to the Shareholders Resolution, the Board of Directors of the Company adopted a resolution at a meeting held on [23] January 2006 (the ”Board of Directors Resolution”) authorizing a capital increase of [up to euro 65,000,000 (USD [•] at the exchange rate of [•])] (the ”Capital Increase”) through the issuance of [18,307,756] free warrants (bons de souscription d’actions) to all existing shareholders (the “Warrants”) permitting holders thereof to subscribe to an aggregate of [•] ordinary shares of the Company, 1 euro nominal value each (the ”Shares”).

In accordance with the Shareholders Resolution and the Board of Directors Resolution, the Company will issue the Warrants, free of charge, to all shareholders of record (as reflected in the accounts of ordinary shares maintained by authorised financial intermediaries (intermédiaires habilités)) as of [5:30] p.m. (Paris time) on [31] January 2006 (the ”Record Date” or “Issuance Date”).  Each ordinary share of the Company held of record as of such time will entitle the registered owner thereof to one Warrant.  16 Warrants shall be needed for the holders thereof to subscribe for 45 Shares (new shares may be subscribed only in multiples of 45) at the exercise price of [•] euro per Share (the ”Exercise Price”).

The Warrants may be exercised unconditionally or on the condition that the combination of (i) the unconditional exercise of Warrants, (ii) the conditional exercise of Warrants, (iii) the subscription of Shares pursuant to the Second Chance Offering (as defined below), and (iv) the subscription of Shares by the Investors (or HSBC) in connection with the Purchase Guarantee Agreement (as defined below), shall permit the Company to raise at least 75% of the proposed Capital Increase (the ”75% Condition”).  If it is determined after a centralization process following the Second Chance Offering that the 75% condition is met, then the exercise of the Warrants subject to this condition shall occur.  If the 75% Condition is not met, then the exercise of the Warrants subject to this condition shall not occur.

The Bank of New York, as depositary (the ”Depositary”) under a Deposit Agreement with the Company and the registered holders and beneficial owners of American Depositary Receipts issued thereunder (the ”American Depositary Receipts” or “ADRs”) evidencing American Depositary Shares each representing one-half of one ordinary share of the Company (the ”American Depositary Shares” or “ADSs”), proposes to make available to such holders and owners ADS warrants to purchase newly-issued ADSs.  Each ADS held of record (as reflected in the books and records of the Depositary) as of the close of business (New York time) on [31] January 2006 will entitle the registered owners thereof to one warrant (an ”ADS Warrant”).  32 ADS Warrants shall be needed by holders thereof to purchase 90 new ADSs (new ADSs may be subscribed only in multiples of 90) at the exercise price of USD [•] per ADS (which price is equivalent to the Exercise Price in euro at the exchange rate on [•] 2006, adjusted to reflect the ADS/Share ratio, plus an additional amount to provide for possible exchange rate fluctuations and to pay the fees and expenses of the Depositary).

The Warrants will be transferable and will be listed on Eurolist by Euronext for a period of 15 calendar days, commencing on the first trading day following the Record Date.  The ADS Warrants will not be transferable and will not be listed on any securities exchange.

The Warrants may be exercised at any time during the listing of the Warrants; that is, during the exercise period (the ”Exercise Period”) from [1] February 2006 until 5:30 p.m. (Paris time) on [15] February 2006 (the ”Warrant Expiration Date”).  The ADS Warrants cease to be exercisable at 5:00 p.m. (New York time) on [13] February 2006.  Any exercise of the Warrants or ADS Warrants will be irrevocable.

The offering of the Shares underlying the Warrants to existing shareholders of the Company will consist of:

(i)          a public offering in France of Shares underlying the Warrants, which offering will be made pursuant to Regulation S under the Securities Act (as defined below) (the ”Regulation S Offering”); and

(ii)         a public offering in the United States of ADSs underlying the ADS Warrants and Shares underlying the Warrants (the ”U.S. Registered Offering”).

The Regulation S Offering and the U.S. Registered Offering are collectively referred to herein as the ”Warrants Offering”.

For the purpose of the warrants offering in France and the listing of the new shares on Eurolist by Euronext, a prospectus in the French language (the ”French Prospectus”) has been prepared (consisting of (A) an annual report (document de référence), which was filed by the Company with the Autorité des marchés financiers (the ”AMF”) on May 2, 2005, under no. D.05-0618, (B) two updates to the annual report (actualisations du document de

référence), which were filed by the Company with the AMF on August 10, 2005, and December 15, 2005, under nos. D.05-0618-A01, and 10.D.05-0618-A2, respectively, and (C) a transaction note (note d’opération), which received visa no. 06-[•] dated [30] January 2006, from the AMF).

In connection with the U.S. Registered Offering, the Company has filed with the United States Securities and Exchange Commission (the ”Commission”) a registration statement on Form F-3 (File No. 333-[130332]).  The various parts of such registration statement, including all exhibits thereto and including (a) all amendments thereto filed with the Commission prior to the date hereof, [(b) the information contained in the form of final prospectus, if any, to be filed with the Commission pursuant to Rule 424(b) under the United States Securities Act of 1933, as amended (the ”Securities Act”), in accordance with Section 3(a) hereof and deemed by virtue of Rule 430A under the Securities Act to be part of the registration statement at the time it is declared effective,] and (c) all documents or reports filed with or furnished to the Commission by the Company pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the ”Exchange Act”), which constitute the only documents incorporated by reference in the prospectus contained in the registration statement at the time such part of the registration statement became effective, each as amended at the time such part becomes effective, are hereinafter collectively called the ”Registration Statement”.  Such final prospectus, in the form first filed pursuant to Rule 424(b) under the Securities Act, is hereinafter called the ”U.S. Prospectus”.  Any reference herein to the U.S. Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form F-3 under the Securities Act, as of the date of such U.S. Prospectus.  Any reference to any amendment or supplement to the U.S. Prospectus shall be deemed to refer to and include any documents filed after the date of the U.S. Prospectus under the Exchange Act and incorporated by reference in the U.S. Prospectus.  Any reference to any amendment to the Registration Statement shall be deemed to refer to and include any report of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement.

The French Prospectus and the U.S. Prospectus are hereinafter collectively called the “Offering Documents” and individually an “Offering Document”.  For purposes of the representations and warranties herein, information shall not be considered to be contained in all Offering Documents unless it is in each Offering Document and does not differ substantively in one Offering Document compared to another.

(C)         The Second Chance Offering of Shares and the Purchase Guarantee

Subject to the terms and conditions of the Purchase Guarantee Agreement entered into by the Company and HSBC, dated as of the same date hereof (the ”Purchase Guarantee Agreement”),

the Company shall automatically repurchase any unexercised Warrants as agent (commissionaire as defined in Article L.132-1 of the French Commercial Code), pursuant to a separate agency agreement between the Company and HSBC, in its name but for the account of HSBC; and

HSBC shall exercise those Warrants (subject to the Threshold Condition, defined below) and offer, for a period of three trading days following the Warrant Expiration Date (the ”Second Chance Offering”), all of the Shares resulting from such exercise to qualified investors outside of the U.S. in accordance with Rule 903 of Regulation S under the Securities Act, and if any Shares resulting from such exercise remain after such Second Chance Offering, to resell the remaining Shares, at a price equal to the Exercise Price, to the lenders under the Company’s and Genesys Conferencing, Inc.’s (“GCI”) principal credit facility (such lenders herein identified as the Investors) (the ”Backstop Investment”).

HSBC and the Investors are parties to an agreement whereby the Investors shall commit to purchase from HSBC any Shares resulting from its exercise of the Warrants (other than Shares sold in the Second Chance Offering).  The “PGA Closing Date” is [•] 2006, or such other date on which the Shares sold in the Second Chance Offering and Backstop Investment are issued, delivered and paid for.

The exercise of the Warrants by HSBC will be subject to the condition that the Shares resulting therefrom shall not exceed more than one-third (1/3) of the outstanding shares of the Company (after taking into account the Shares to be issued upon such exercise or upon exercise of Warrants by any other Warrant holder) (the ”Threshold Condition”).  Any purported exercise that would cause the Threshold Condition to be exceeded will be deemed null and void.  The reason for the Threshold Condition is that an acquisition of greater number of Shares by the Investors could require the Investors to make a tender offer for the Company under French law.

(D)        The Reserved Capital Increases

The AMF granted a waiver from the French mandatory tender offer rule to HSBC and Banc of America Securities Limited, pursuant to a rule (Section 234-8 2° of the AMF’s General Regulation) that allows the AMF to grant such waivers in cases of companies in financial difficulty.  To be irrevocable, the waiver must be unchallenged during a ten-day observatory period following disclosure of the AMF decision to the pubic (such ten-day period expired before the Issuance Date).  The waiver requires, as a condition to its applicability, that the Company’s shareholders will have approved the capital increases to the Investors at an extraordinary shareholders’ meeting.

The Company desires to obtain commitments for the subscription of the Shares, if any, that, as a result of the Threshold Condition, shall not be subscribed in the Warrants Offering, the Second Chance Offering and the Backstop Investment.  Subject to the terms and conditions herein, the Company proposes to

hold an extraordinary shareholders’ meeting if the amount of unsubscribed Shares in the Warrants Offering exceeds one-third of the outstanding ordinary shares of the Company (and, as a result, the exercise of the Warrants is limited by the Threshold Condition); and

use its best efforts to obtain at such meeting its shareholders’ authorization to issue to the Investors, in capital increases reserved to them and underwritten by HSBC (the ”Reserved Capital Increases”), a number of shares equal to the amount of unsubscribed Shares in the Warrants Offering in excess of such one-third threshold (the ”Unsubscribed Shares”); and

the Investors propose to subscribe to such amount of Shares, in their sole discretion, either in cash or by means of set-off of debt (compensation de créances) at a price per share equal to the Exercise Price.

NOW, THEREFORE, in consideration of the aforementioned premises and the mutual covenants and agreements set forth herein, the Parties hereto, intending to be legally bound hereby agree as follows:

1.           REPRESENTATIONS AND WARRANTIES BY THE COMPANY

The Company represents and warrants to HSBC and to each Investor as of the date hereof, the Warrant Expiration Date, the PGA Closing Date and, except with respect to Sections 1.1 and 1.23, the Closing Date (as defined in Section 2.5 hereof) (each, a ”Representation Date”), and agrees with HSBC and each Investor, as follows:

1.1         Compliance of Prospectuses with Securities Laws

1.1.1         Compliance of Registration Statement with United States Securities Laws.  The Registration Statement will be, or has been, declared effective by the Commission prior to the Issuance Date. The Registration Statement (and any amendments thereto) and any documents incorporated by reference in the Prospectus (and any amendment thereto), when any such document becomes effective or is filed with the Commission, as the case may be, complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder (respectively, the ”Securities Act Regulations” and the ”Exchange Act Regulations”), and did not or will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

1.1.2         Compliance of ADR Registration Statement with United States Securities Laws.  A registration statement on Form F-6 (File No. [333-[•]) in respect of the ADSs underlying the ADS Warrants has been filed with and declared effective by the Commission (such registration statement and any further registration statement on Form F-6 that may be required to register additional ADSs, including all exhibits thereto, as amended through any Representation Date, being hereinafter called the ”ADS Registration Statement”).  No other document with respect to the ADS Registration Statement has heretofore been filed with the Commission. The ADS Registration Statement, when it became effective, conformed in all material respects to the requirements of the Securities Act and the Securities Act Regulations and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

1.1.3         No Stop Order.  As of each Representation Date other than the date hereof, no order preventing or suspending the use of the U.S. Prospectus, or suspending the effectiveness of the Registration Statement or the ADS Registration Statement, has been issued by the Commission and no proceedings for that purpose have been initiated or threatened by the Commission.

1.1.4         Compliance of French Prospectus with French Law and Regulation.  The French Prospectus will receive a visa from the AMF on or prior to the Issuance Date.  The French Prospectus, and any complements, supplements, amendments or modifications thereto, complied or will comply in all material respects with the requirements of French law and regulations, including the AMF’s regulations and instructions, and did not or will not, as of their respective dates, contain any material misstatements or, omit any information that is material for the assessment of an investment in the Shares or that is relevant to investors for making an informed judgment on the Company and its subsidiaries’ assets and liabilities, businesses, financial position, results and prospects.  All of the statements therein are exact, precise and sincere.

1.2         Material Adverse Change

Neither the Company nor any of its subsidiaries has sustained, since the date of the latest financial information included in all Offering Documents, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labour dispute or court or governmental action, order or decree, otherwise than as stated in all Offering Documents.  Since the respective dates as of which information is given in all Offering Documents, except as otherwise stated therein, there has been (i) no change in the equity capital or long-term debt of the Company or any of its subsidiaries or percentage ownership of a subsidiary by the Company, (ii) no material reduction in the total assets of the Company and its subsidiaries, (iii) no dividend or distribution of any kind declared, paid or made by the Company on any class of its equity capital, and (iv) no material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, properties, shareholders’ equity or results of operations of the Company and its subsidiaries (“Material Adverse Effect”).

1.3         Financial Statements

The consolidated financial statements of the Company, together with the related notes, included in the Offering Documents (the ”Financial Statements”), give a true and fair view of the financial position of the Company and its subsidiaries at the dates indicated and the results of operations of the Company and its subsidiaries for the periods specified.  The financial statements in the French Prospectus have been prepared in conformity with International Financial Reporting Standards (“IFRS”) (in the case of interim financial statements) or with generally accepted accounting principles in France (“French GAAP”) (in the case of annual financial statements).  The financial statements in the U.S. Prospectus have been prepared in conformity with generally accepted accounting principles in the United States (“US GAAP”).

1.4         Internal Controls

Each of the Company and its subsidiaries (i) makes and keeps books and records that are accurate in all material respects, and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorisation, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorisation, and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to the differences.

1.5         Ownership of Property

The Company and its subsidiaries have good and marketable title to all real property, and good and marketable title to all personal property, owned by them and presented as property in the Financial Statements or described as their property in any of the Offering Documents, in each case free and clear of all liens, security interests, defects, claims and encumbrances of any kind, except such as are described in all Offering Documents or such as do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries.  Any material property held under lease by the Company and its subsidiaries is held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries.

1.6         Intellectual Property

The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, the ”Intellectual Property”) necessary to carry on the business now operated by them. Except as stated in the Offering Documents, neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interests of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would result in a Material Adverse Effect.

1.7         Governmental Authorizations

The Company and each of its subsidiaries have all licenses, franchises, permits, registrations, authorizations, consents, approvals and orders, and other concessions of all Governmental Agencies (as defined below) (“Governmental Authorizations”) that are necessary to own or lease their other properties and conduct their businesses as described in all Offering Documents.  Without qualifying the foregoing, it is understood that the absence of the Governmental Authorization described in the Registration Statement under “Recent Developments — Telecommunications Regulations,” would not violate the foregoing representation, even if such Governmental Authorization ultimately were found to be required.  The Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Authorizations, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect.  All such Governmental Authorizations are valid and in full force and effect, except when the invalidity of such Governmental Authorizations or the failure of such Governmental Authorizations to be in full force and effect would not result in a Material Adverse Effect.  No Governmental Authorization contains a materially burdensome restriction that is not adequately disclosed in the Offering Documents.

1.8         Corporate Existence and Power

The Company has been duly organized and has been and is validly existing as a corporation with limited liability since it was incorporated under the laws of France, with the legal right, full corporate power and authority (corporate and other) to own, use, lease and operate its properties and conduct its business as described in all Offering Documents, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing (where applicable) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction.  The Company has not taken any actions, nor have any steps been taken or legal, legislative, or administrative proceedings been commenced or threatened, to wind up, dissolve, or liquidate the Company.  Each subsidiary of the Company has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

1.9         Capitalization

The Company has an authorized and issued capitalization as set forth in all Offering Documents (as adjusted for the transactions contemplated herein on and after the PGA Closing Date), and all the ordinary shares of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.  None of such shares was issued in violation of any preemptive or other similar rights of any security holder of the Company.  The Shares have been duly and validly authorized and, upon exercise of the Warrants in accordance with their terms and payment of the Exercise Price, will be duly and validly issued, fully paid and non-assessable and will conform to the description of the ordinary shares of the Company contained in all Offering Documents.  The Warrants have been duly and validly authorized and will be duly and validly created and delivered. The issuance of the Shares will not be subject to any preemptive or similar rights (other than rights under the Warrants) and no holder of the Shares will be subject to personal liability by reason of being such a holder.  Except as stated in all Offering Documents, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Company, or obligations of the Company to issue, ordinary shares or any other class of equity capital.  All shares of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares, or shares held by other parties in subsidiaries that are not wholly-owned, and except as otherwise set forth in all Offering Documents) are owned directly or indirectly by the Company, free and clear of all liens, pledges, security interests, restrictions on transfer, equities, claims or encumbrances of any kind.

1.10       Enforceability of this Agreement

This Agreement has been duly authorized and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization and similar laws affecting enforcement of creditors’ rights generally.

1.11       Compliance of Contemplated Transactions with Agreements, Charter Documents and Laws

The issue of the Warrants and the issue and future sale of the Shares, the use of the proceeds therefrom as described in all Offering Documents and the compliance by the Company with all of the provisions of the Warrants, and this Agreement and the consummation of the transactions herein and therein contemplated (i) have been duly authorized by all necessary corporate action, (ii) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or Repayment Event (as defined below) under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property or assets is subject, (iii) will not result in any violation of the provisions of the charter documents or by-laws of the Company or any law, order, rule, regulation, ordinance, decree, judgement, injunction or policy (“Law”) of any court, central bank, stock exchange or governmental instrumentality or body (“Governmental Agency”) having jurisdiction over the Company or any of its subsidiaries or any of their properties, and (iv) will not require any Governmental Authorizations or filings of or with any such Governmental Agency, except for any such Governmental Authorizations or filings as have been made or obtained, or will be made or obtained, on or prior to the Issuance Date.  As used in this Section, a ”Repayment Event” means any event or condition which gives a creditor under any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

1.12       No Defaults

Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws, or (ii) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound.

1.13       Litigation

Other than as set forth in all Offering Documents, there are no legal or governmental proceedings or investigations pending to which the Company or any of its subsidiaries is a party or of which any of their property is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate, result in a Material Adverse Effect.  To the best of the Company’s knowledge, no such proceedings or investigations are threatened or contemplated by Governmental Authorities or others.

1.14       Compliance with Laws

The Company and its subsidiaries are in compliance, and have complied at all times during the past five (5) years, in all material respects, with all Laws of the countries and subdivisions thereof where the Company and its subsidiaries conduct their businesses.  Except as set forth in the Offering Documents, neither the Company nor any of its subsidiaries has received notice within the past five (5) years of any violations of any Laws.

1.15       Insurance

All insurance policies maintained by the Company and its subsidiaries are in full force and valid and all current premiums have been paid.  Neither the Company nor any of its subsidiaries are in breach of the terms of any such policies.  The Company and its subsidiaries have timely served proper and accurate notice of all events or information required in connection with such policies in a timely manner.

1.16       Environmental and Health Matters

The Company and each of its subsidiaries is in compliance with any and all applicable Laws, Governmental Authorizations and governmental restrictions relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife. The Company and its subsidiaries have all Governmental Authorizations required under any such Laws and are each in compliance with their requirements.  No material notice, notification, demand, request for information, citation, summons, complaint or order with respect to or any violation of such Laws is in existence or, to the knowledge of the Company, proposed, threatened or anticipated with respect to or in connection with the operation of any properties now or previously owned, leased or operated by any of the Company and its subsidiaries.

1.17       Dividends and Distributions

Except as disclosed in the Offering Documents, under current laws and regulations of France, all dividends and other distributions declared and payable on the Shares may be paid by the Company to the holder thereof in euro that may be converted into foreign currency and freely transferred out of France, and all such payments made to holders thereof or therein who are non-residents of France will not be subject to income, withholding or other taxes under laws and regulations of France or any taxing authority thereof or therein, and will otherwise be free and clear of any other tax, duty, withholding or deduction in France or any taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in France or any taxing authority thereof or therein.

1.18       No Issuance, Transfer or Withholding Taxes

No stamp or other issuance or transfer taxes or duties and no capital gains, income, value added, withholding or other taxes are payable by or on behalf of HSBC or the Investors to the tax authorities of France or any taxing authority thereof or therein in connection with the issuance, sale and delivery by the Company to HSBC, for itself or for the respective accounts of the Investors, of the Shares, except for (i) any French income tax payable on the net income of HSBC or any Investor that is subject to tax in France, if any, and (ii) any impôt de bourse that may be payable in connection with the resale of the Shares.

1.19       Payment of Taxes

The Company and its subsidiaries have paid all taxes that they are required to have paid, except (i) for taxes the payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books, or (ii) where the failure to pay any such taxes would not, individually or in the aggregate, result in a Material Adverse Effect.

1.20       No Manipulation of Securities Prices

Neither the Company nor any of its subsidiaries has taken or will take, directly or indirectly, any action designed to, or that constitutes or might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Warrants, Shares, ADR Warrants or ADSs.

1.21       Investment Company Act

The Company is not, and after giving effect to the offering and sale of the Shares and applying the net proceeds therefrom as described in the Offering Documents, will not be an “investment company”, or an entity “controlled” by an “investment company”, as such terms are defined in the United States Investment Company Act of 1940, as amended (the ”Investment Company Act”).

1.22       Foreign Issuer

The Company is a foreign issuer as such term is defined in Rule 902(f) of Regulation S.  There is no “substantial U.S. market interest” in the Company’s shares, within the meaning of Rule 902(j) of Regulation S.

1.23       No Directed Selling Efforts

Neither the Company nor any person acting on its behalf has used any “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S) in connection with the Second Chance Offering.

1.24       No Registration Rights

Except for the registration rights and cooperation agreement among the Company and the Investors (the ”Registration Rights Agreement”), there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company (i) to offer or sell shares to or for such person, or (ii) to file a registration statement under the U.S. Securities Act, or a prospectus or similar document under the securities laws of any country other than the United States, with respect to any securities of the Company.

1.25       No Labor Disputes

No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in any case, would result in a Material Adverse Effect.

2.           SALE AND DELIVERY TO THE INVESTORS; CLOSING

2.1         Company’s Obligations with respect to the EGM for the Reserved Capital Increases

The Company agrees to hold, as soon as practicable, an extraordinary general shareholders’ meeting (the ”EGM”) for the purpose of authorizing the Reserved Capital Increases (as defined in part D of the Introduction to this Agreement) to the Investors in the event that the amount of unsubscribed Shares in the Warrants Offering exceeds one-third of the outstanding ordinary shares of the Company (and, as a result, the exercise of the Warrants is limited by the Threshold Condition).  The Company shall use its best efforts to obtain at such meeting its shareholders’ authorization for the Reserved Capital Increases.

2.2         Each Investor’s Obligation to Vote in Favor of the Reserved Capital Increase for the Other Investors

On the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, each Investor agrees to vote all of the Shares of the Company that it holds in favor of the Reserved Capital Increases to be made to the other Investors (it being understood that each Investor shall not have the right to vote in respect of the capital increase to be reserved to itself).  Each Investor shall obtain, from any person that has acquired Shares from the Investor as a result of the person’s debt sub-participation in the Company’s and GCI’s principal credit facility, its commitment to vote in favor of the Reserved Capital Increases to be made to the other Investors.

2.3         Subscription to the Unsubscribed Shares by the Investors

On the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, the Company agrees to issue to each Investor, severally and not jointly, and each Investor, severally and not jointly, agrees to subscribe, promptly following the approval of the Reserved Capital Increases at the EGM, to, at the Exercise Price, the percentage of the Unsubscribed Shares (as defined in part D of the Introduction to this Agreement) set forth in Schedule 1 opposite the name of such Investor.

If one or more of the Investors defaults in its obligation to subscribe to the Unsubscribed Shares to which it or they are obligated to subscribe under this Agreement, HSBC shall subscribe to any Shares not so subscribed by the Investor(s) at a price equal to the Exercise Price.  No action taken pursuant to the foregoing sentence shall relieve any defaulting Investor from liability in respect of its default.  In the event of any such default, either HSBC or the Company shall have the right, upon written notice, to postpone the Closing Date for a period not exceeding seven days in order to effect any required changes any documents or arrangements.

2.4         Limitations on Resale of Shares by the Investors

Each of the Investors and HSBC confirms that it shall not subscribe to the Shares (whether in connection with the Backstop Investment or this Agreement) with a view to distribution in the United States and represents and warrants to the Company that it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and any person for whose account it may be acquiring the Shares is either (i) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, or (ii) physically located outside the United States.  Each Investor undertakes to resell the Shares only (A) outside the United States in accordance with Regulation S under the Securities Act, (B) pursuant to Rule 144 under the Securities Act (if available), (C) in a private placement that is exempt from registration under the Securities Act, or in a transaction that is registered under the Securities Act.  The Investors acknowledge that no such transaction is being registered pursuant to the Registration Statement.

2.5         Payment and Delivery

The Company agrees that the Investors may satisfy in whole or in part their obligation to pay the Company the Exercise Price for the Unsubscribed Shares by means of set-off of such Exercise Price against the aggregate outstanding debt obligations (including principal, interest and other amounts) of the Company owed to the Investors (compensation de créances).  The Investors shall be entitled to require that, prior to such payment(s) by set-off, the Company and GCI enter into and perform such agreements in form and substance satisfactory to the Investors (the ”Set-Off Agreement”) as may be necessary to permit such set-off by means of the Company’s assumption of GCI’s debt obligations to the Investors or other arrangements satisfactory to the Investors.  The Investors shall send to the Company, within two days before the date of the EGM, a written request specifying the amount of debt obligations to be set-off.  For purposes of any such set-off, debt obligations in U.S. dollars shall be set-off against an Exercise Price in U.S. dollars equal to USD [•] per share (i.e., [•] euro per share at an exchange rate of [•]).

No later than 6:00 p.m. Paris time on the [• business day] after the date of the EGM (the ”Closing Date”) (subject to Section 2.3), the Company shall issue and deliver the Unsubscribed Shares for the Investors to the accounts specified by the Representative, such delivery to be free of payment to the extent of the Investors’ purchase by set-off and against payment to the extent of the Investors’ purchase in cash.

2.6         Commissions

In consideration of the obligations undertaken by HSBC and the Investors concerning the Company’s recapitalization as described in the Offering Documents, the Company agrees to pay, on the Closing Date, by wire transfer in same-day funds to an account designated by HSBC, on behalf of the several Investors, a commission equal to 6.23% of the Exercise Price for the Unsubscribed Shares (it being understood that any commissions relating to the Warrants Offering, Second Chance Offering and Backstop Investment are covered by a separate agreement).

3.           COVENANTS

The Company covenants with HSBC and each Investor as follows:

3.1         Compliance with Securities Regulations

The Company agrees to: (i) prepare the Offering Documents in a form approved by the Representative, which approval shall not be unreasonably withheld or delayed, and to file such Offering Documents with the competent governmental or regulatory body or agency in the relevant jurisdiction pursuant to the applicable securities regulations; (ii) notify the Representative promptly of the receipt of any comment from the governmental or regulatory body or agency in each jurisdiction where the Offering Documents have been filed; (iii) make no further amendment or supplement to the Offering Documents without the prior approval of the Representative, which approval shall not be unreasonably withheld or delayed; (iv) notify the Representative and confirm such notice in writing, promptly after it receives notice thereof, of the time when an Offering Document has been filed or becomes effective or any supplement to an Offering Document or any amended Offering Document has been filed and to furnish the Representative with copies thereof; (v) file promptly all reports and any definitive information statements required to be filed by the Company with the competent governmental or regulatory body or agency in the relevant jurisdiction subsequent to the date of an Offering Document and for so long as the delivery of an Offering Document is required in connection with the offering or sales of the Shares or ADSs; (vi) advise the Representative promptly after it receives notice thereof, of the issuance by the relevant governmental or regulatory body or agency of any stop order or of any order preventing or suspending the use of any Offering Document, of the suspension of the qualification of the Shares, Warrants, ADSs or ADR Warrants for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by any such body or agency for the amending or supplementing of any Offering Document or for additional information; and (vii) in the event of the issuance of any stop order or of any order preventing or suspending the use of any Offering Document or suspending the qualification of the Shares or Warrants, use promptly its best efforts to obtain its withdrawal at the earliest possible moment.

3.2         Filing of Amendments

The Company will give the Representative notice of its intention to file or use any amendment to the Offering Documents, will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representative or counsel for the Investors shall reasonably object.

3.3         Delivery of Offering Documents

The Company will deliver to the Representative, without charge, as many copies of each Offering Document as the Representative reasonably requests.  The Representative may furnish such copies to the Investors for their own information in connection with the transactions contemplated herein.  The Investors acknowledge that they are not authorized to use the Offering Documents in connection with any resale of the Shares by them.

3.4         Continued Compliance with Securities Laws of the Relevant Jurisdictions

If the publication or delivery of a prospectus is required in connection with the Warrants Offering or the Second Chance Offering at any time after the date of each Offering Document, and any event has occurred as a result of which an Offering Document as then amended or supplemented may be considered to include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement an Offering Document, then the Company shall immediately notify the Representative and prepare and deliver to the Representative an amendment or supplement which will correct such statement or omission and, subject to Section 3.1(iii), file such amendment or supplement.  The Representative may furnish copies of such amendment or supplement to the Investors for their own information in connection with the transactions contemplated herein.  The Investors acknowledge that they are not authorized to use such amendment or supplement in connection with any resale of the Shares by them.

3.5         Rule 158 Earnings Statement

The Company will make generally available (within the meaning of Section 11(c) of the Securities Act) to its security holders as soon as practicable, but in any event not later than 90 days after the close of the quarter in which the first anniversary date following the “effective date” (as defined in Rule 158 of the Securities Act Regulations) of the Registration Statement occurs, an earnings statement (in form complying with the provisions of said Rule 158) covering a period of at least twelve consecutive months beginning after such effective date.

3.6         Delivery of Annual Reports

The Company will furnish to holders of the Shares annual reports in English and French, as applicable, to the extent required under the laws and regulations of France and the United States.

3.7         Filings with Stock Market Authorities

For so long as the Registration Rights Agreement is in effect, the Company agrees (i) to file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the Exchange Act Regulations, and (ii) to file with the competent authorities and any other governmental agency, authority or instrumentality in the relevant jurisdictions as may be required, such reports, documents, agreements and other information which may from time to time be required to be so filed.

3.8         Approvals

The Company agrees to use its best efforts to obtain all approvals, if any, required in connection with the transactions contemplated hereby, as required by applicable law, in the jurisdictions where the Shares or ADSs are offered and sold.

3.9         Taxes

The Company agrees to pay or cause to be paid all taxes, if any, on the transfer and sale of the Shares being sold by the Company.

3.10       Use of Proceeds

The Company will use the net proceeds received by it from the sale of the Shares and ADSs in connection with the transactions contemplated by this Agreement in the manner specified in the Offering Documents under the caption “Use of Proceeds” or “Raisons de l’offre et utilisation du produit de l’émission,” as the case may be.  The Company will file with the Commission such reports as may be required pursuant to Rule 463 of the Securities Act Regulations.

3.11       Euronext Listing

The Company will use its best efforts to have the Shares admitted to Eurolist by Euronext.

4.           PAYMENT OF EXPENSES

4.1         Expenses

The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, issuance and delivery of the Shares to the Investors and HSBC, as the case may be, including any stock or other transfer taxes, any value added tax and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to such persons under the laws of France, (ii) the fees and disbursements of the Company’s legal counsel, accountants and other advisors involved in connection with the Reserved Capital Increases, (iii) any and all reasonable out-of-pocket expenses, including the fees, disbursements and expenses of counsel to HSBC and the Investors, incurred by HSBC and the Investors in connection with the transactions contemplated by this Agreement, and (iv) all fees and expenses in connection with the listing of the Shares on Euronext.  For the avoidance of doubt, it is understood that there are additional fees incident to the financial restructuring of the Company that are payable under other agreements.

4.2         Termination of Agreement

If this Agreement is terminated by the Representative in accordance with the provisions of Section 8 hereof, the Company shall reimburse HSBC and the Investors for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for HSBC and the Investors.

5.           CONDITIONS OF HSBC’S AND THE INVESTORS’ OBLIGATIONS

The obligations of HSBC and the Investors hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions precedent:

5.1         Effectiveness of Registration Statement

The Registration Statement and the ADS Registration Statement have become effective and at the PGA Closing Date, no stop order suspending the effectiveness of the Registration Statement or ADS Registration Statement shall have been issued under the Securities Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Representative.

5.2         Assumption of Debt Obligations

In accordance with the Set-Off Agreement and prior to any payment of the purchase price for the Unsubscribed Shares to be made by set-off (compensation de créances), the Company shall have assumed such debt obligations (including principal, interest and other amounts) of GCI owed to the Investors under the Company’s and GCI’s principal credit facility or taken such other actions as may be necessary to allow set-off (compensation de créances) as the Investors shall have requested.  The Company shall have agreed that at the time of such payment by set-off (compensation de créances) the relevant debt obligations were due and payable.

5.3         Opinion of Counsel for the Company

At the PGA Closing Date, the Representative shall have received the opinion, dated as of the PGA Closing Date, of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Company, together with signed or reproduced copies of such letter for each of the Investors, to the effect set forth in Exhibit [•] hereto.

5.4         Opinion of Counsel for HSBC and the Investors

At the PGA Closing Date, the Representative shall have received the favourable opinion, dated as of the PGA Closing Date, of Clifford Chance LLP, counsel for HSBC and the Investors, together with signed or reproduced copies of such letter for each of the Investors to such effect as the Representative may reasonably request.

5.5         Accountants’ Comfort Letter

At the Issuance Date, the Representative shall have received from Ernst & Young a letter dated as of the Issuance Date, together with signed or reproduced copies of such letter for certain of the Investors, to the effect set forth in Exhibit [•] hereto.

5.6         Bring-down Comfort Letter

At the PGA Closing Date, the Representative shall have received from Ernst & Young a letter dated as of the PGA Closing Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5.5 of this Agreement, except that the specified date referred to shall be a date not more than three business days prior to the PGA Closing Date.

5.7         Listings

All of the ordinary shares of the Company (including the Shares) shall have been duly listed and admitted for trading on Eurolist by Euronext.

All of the ADRs shall have been quoted and admitted for trading on Nasdaq.

5.8         Vote at the EGM in Favor of the Reserved Capital Increases.

The shareholders of the Company shall have voted in favor of the Reserved Capital Increases.

5.9         Certificates of the Company

At the Closing Date, the Company shall have furnished or caused to be furnished to the Representative certificates of its respective officers satisfactory to the Representative as to the accuracy of the representations and warranties of the Company herein at and as of such date (to the extent they are made as of such date pursuant to Article 1), as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such date and as to such other customary matters as the Representative may reasonably request.

5.10       Termination of Agreement

If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6 and 7 shall survive any such termination and remain in full force and effect.

6.           INDEMNIFICATION

6.1         Indemnification of HSBC and each Investor by the Company

The Company will indemnify and hold harmless HSBC and each Investor as follows:

(i)              against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or relating to any breach of the Company’s representations and warranties under this Agreement;

(ii)             against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any material misstatements in any part of any preliminary or final French Prospectus (or any complements, supplements, amendments or modifications thereto) or any omission therefrom of any information that is material for the assessment of an investment in the Shares or that is relevant to investors for making an informed judgment on the Company and its subsidiaries’ assets and liabilities, businesses, financial position, results and prospects;

(iii)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or modification thereof) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included or incorporated by reference in any U.S. prospectus (or preliminary form thereof), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6.4 below) any such settlement is effected with the written consent of the Company; and

(v)             against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i), (ii), (iii) or (iv) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent (A) arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Investor through HSBC, or by HSBC, expressly for use in the Offering Documents, it being understood and agreed that the only such information consists of the names of the Investors and HSBC, the percentage of Shares to be purchased by each Investor from HSBC and the statement to the effect that some Investors may transfer some or all of their acquired Shares to certain other financial institutions that have previously acquired participations in the Company’s and GCI’s principal credit facility from the Investors, or (B) arising from the distribution by any Investor (or any person who acquires Shares from any Investor) of the Offering Documents in connection with the resale by any Investor of the Shares.

6.2         Indemnification of the Company by HSBC and each Investor

HSBC and each Investor will indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 6.1 of this Section, as incurred, but only (i) with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Offering Documents in reliance upon and in conformity with written information furnished to the Company by any Investor through HSBC, or by HSBC, expressly for use therein, it being understood and agreed that the only such information consists of the name of the Investors and HSBC, the percentage of Shares to be purchased by each Investor from HSBC and the statement to the effect that some Investors may transfer some or all of their acquired Shares to certain other financial institutions that have previously acquired participations in the Company’s and GCI’s principal credit facility from the Investors, or (ii) with respect to any loss, liability, claim, damage or expense arising from the distribution by any Investor (or any person who acquires Shares from any Investor) of the Offering Documents in connection with the resale by any Investor of the Shares.

6.3         Actions against Parties:  Notification

Promptly after receipt by an indemnified party under Section 6.1 or 6.2 above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defence thereof, with counsel satisfactory to such indemnified party (which shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defence thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defence thereof other than reasonable costs of investigation, provided, however, that if (i) the use of counsel chosen by the respective indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include the indemnified party and the respective indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defences available to it which are different from or additional to those available to the respective indemnifying party, (iii) the respective indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action, or (iv) the respective indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party, the indemnified party shall have the right to employ separate counsel (including local counsel) to represent it and, in that event, the reasonable fees and expenses of one such separate counsel (plus local counsel for all such indemnified parties) shall be paid by the respective indemnifying party.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

6.4         Settlement without Consent if Failure to Reimburse

If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel that are reimbursable pursuant to this Agreement, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6.1(iv) herein effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party for such fees and expenses of counsel in accordance with such request prior to the date of such settlement.

7.           REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY

All representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of HSBC or any Investor or any controlling person, or by or on behalf of the Company, and shall survive delivery of the Shares to HSBC or the Investors, as the case may be.

8.           TERMINATION OF AGREEMENT

8.1         Termination:  General

The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the

Offering Documents, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (ii) if there has occurred any material adverse change in the financial markets in France, the United Kingdom or the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions or currency exchange rates, in each case the effect of which would materially and adversely affect the economic rights and obligations of the Investors under this Agreement, (iii) if trading in any securities of the Company has been suspended or materially limited by the competent stock market authorities, or if trading generally on any of Euronext, the London Stock Exchange and Nasdaq has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the competent stock market authorities or any other governmental authority, or (iv) if a banking moratorium has been declared by any of the French, British, United States Federal or New York authorities.

8.2         Liabilities

If this Agreement is terminated pursuant to this Section 8, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6 and 7 shall survive such termination and remain in full force and effect.

9.           NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.

Notices to HSBC or to the Representative on behalf of the Investors shall be directed to it at:

[HSBC Bank plc
109, avenue des Champs Elysées
75419 Paris Cedex 08, France]

Notices to the Company shall be directed to it at:

[Genesys S.A.
Immeuble L’Acropole
954-980, avenue Jean Mermoz
34000 Montpellier, France]

10.         PARTIES:  SUCCESSORS

This Agreement shall each inure to the benefit of and be binding upon HSBC, the Investors, the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than HSBC, the Investors, the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of HSBC, the Investors, the Company, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Shares from HSBC or any Investor shall be deemed to be a successor by reason merely of such purchase.

11.         TIME

Time shall be of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a party of the benefits of any grace or use period allowed in this Agreement.  Except as otherwise set forth herein, specified times of day refer to Paris time.

12.         GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Republic of France.

13.         CONSENT TO JURISDICTION

Each of the parties hereto irrevocably agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any competent court in France and irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

14.         JUDGMENT CURRENCY

Each of the Company, HSBC and the Investors agrees to indemnify each party entitled to indemnification or contribution pursuant to Section 6 hereof from any losses incurred as a result of any judgment being rendered in connection with this Agreement or the Offering Documents for which indemnification or contribution is provided pursuant to Section 6 hereof and such judgment or order being paid in a currency (the ”Judgment Currency”) other than euro as a result of any variation as between

(i) the rate of exchange at which euro are converted to in the Judgment Currency for purposes of such judgement or order, and (ii) the spot rate of exchange in London, England, at which the indemnified party on the date of payment of such judgment or order is able to purchase euro with the amount of Judgment Currency actually received by the indemnified party.  The foregoing indemnity shall constitute a separate and independent obligation of each of the Company, HSBC and the Investors, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “spot rate of exchange” shall include any premiums or costs of exchange payable in connection with the purchase of, or conversion into, euro.

15.         EFFECT OF HEADINGS

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signed in Paris in      originals on [   ] January 2006.

GENESYS S.A.

By:

Title:

HSBC BANK PLC

By:

Title:

BANK OF AMERICA SECURITIES LIMITED

By

Title:

MERRILL LYNCH CAPITAL MARKETS BANK LIMITED

By

Title:

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By

Title:

QUADRANGLE MASTER FUNDING LTD

By

Title:

SCHEDULE 1

Name of Investor	Percentage of Unsubscribed Shares

Banc of America Securities Limited

Merrill Lynch Capital Markets Bank Limited

Morgan Stanley Bank International Limited

Quadrangle Master Funding Ltd